Exhibit 2.4

SHARE EXCHANGE AGREEMENT

AGREEMENT dated April 7, 2006 by and among Dickie Walker Marine, Inc. a Delaware corporation (hereinafter referred to as “DWMA”), the individual signatories to this agreement, being all of the shareholders of China Stationary and Office Supply, Inc., a Delaware corporation (hereinafter referred to as the “CSOS Shareholders”), and Ningbo Binbin Stationery Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“BinBin”).

WHEREAS, China Stationary and Office Supply, Inc. (“CSOS”) is a Delaware corporation which owns ninety percent (90%) of the issued and outstanding capital stock of Binbin; and

WHEREAS, the CSOS Shareholders own all of the issued and outstanding capital stock of CSOS; and

WHEREAS, the CSOS Shareholders desire to transfer to DWMA and DWMA desires to acquire one hundred (100%) percent of such shares.

NOW, THEREFORE, it is agreed:

1. Definitions. As used herein, the following terms shall have the meanings set forth below:

a. “Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses or corporate existence of DWMA, CSOS or Binbin.

b. “GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor institutes concerning the treatment of any accounting matter.

c. “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

d. “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

e. “Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2. Share Exchange.

a. On the Closing Date (defined herein), the CSOS Shareholders shall transfer and assign to DWMA all of the issued and outstanding capital stock of CSOS. The CSOS Shareholders represent and warrant that upon delivery to DWMA of certificates for said shares, all of the right, title and interest in said shares will be transferred to DWMA free of Liens, claims and encumbrances.

b. On the Closing Date, DWMA shall issue to the CSOS Shareholders a total of Ten Million One Hundred Forty-Two Thousand Eight Hundred and Eighty-Nine (10,142,889) shares of common stock and five hundred thousand (500,000) shares of Series A Preferred Stock, thus providing the CSOS Shareholders 91.4% of the equity in DWMA on a fully diluted basis (excluding the warrants identified in Section 6(b) below). The shares shall be issued in proportion to the relative interests of the CSOS Shareholders in CSOS, as set forth on Schedule 2a hereto. No fractional shares will be issued; in lieu thereof, the number of shares to each CSOS Shareholder will be rounded up to the next whole share. DWMA warrants that the common stock and the preferred stock, when so issued, will be duly authorized, fully paid and non-assessable.

c. The parties intend that the exchange of shares described above shall qualify as a tax-free exchange under Section 351 of the United States Internal Revenue Code. The parties further intend that the issuance of the common stock and the preferred stock by DWMA to the CSOS Shareholders shall be exempt from the provisions of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of said Act.

3. Closing. The Closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of DWMA at 11:00 A.M. on the first business day after the conditions precedent set forth in Section 8 hereof have been satisfied, but in no event later than April 30, 2006. As used herein, “Closing Date” means the date on which the Closing occurs.

4. Warranties and Representations of CSOS Shareholders. In order to induce DWMA to enter into this Agreement and to complete the transaction contemplated hereby, the CSOS Shareholders, jointly and severally, warrant and represent to DWMA that:

a. Organization and Standing - CSOS. CSOS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CSOS is qualified to do business as a foreign corporation in every state or jurisdiction in which it operates to the extent required by the laws of such states and jurisdictions, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. The copy of the Certificate of Incorporation of CSOS previously delivered to DWMA is true and complete as of the date hereof.

b. Capitalization - CSOS. CSOS’s entire authorized capital stock consists of 60,000,000 shares of common stock, $.001 par value, of which 11,914,000 shares are issued and outstanding. There are no other voting or equity securities authorized or issued, nor any authorized or issued securities convertible into equity securities, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which CSOS or the CSOS Shareholders are bound, calling for the issuance of any additional equity securities of CSOS. All of the outstanding CSOS Common Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or any Applicable Law.

c. Ownership of CSOS Shares. The CSOS Shareholders are the sole owners of the outstanding shares of CSOS Common Stock, free and clear of all liens, encumbrances, and restrictions whatsoever. By the transfer of the CSOS Common Stock to DWMA pursuant to this Agreement, DWMA will acquire good and marketable title to 100% of the capital stock of CSOS, free and clear of all Liens, encumbrances and restrictions of any nature whatsoever, except by reason of the fact that the CSOS Common Shares will not have been registered under the Securities Act of 1933, or any applicable state securities laws.

d. Business Operations and Liabilities – CSOS. CSOS has conducted no business operations other than the acquisition of ownership of the capital stock of Binbin. CSOS has no liabilities other than liabilities incurred in the ordinary course that will not exceed $ 10,000 on the Closing Date.

e. Organization and Standing – Binbin. Binbin is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China. Binbin is qualified to do business as a foreign corporation in every state or jurisdiction in which it operates to the extent required by the laws of such states and jurisdictions, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

f. Capitalization - Binbin. Binbin’s entire authorized capital stock consists of 14,500,000 shares of common stock, all of which are issued and outstanding. There are no other voting or equity securities authorized or issued, nor any authorized or issued securities convertible into equity securities, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which Binbin or CSOS are bound, calling for the issuance of any additional equity securities of Binbin. All of the outstanding Binbin Common Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or any applicable securities laws.

g. Ownership of Binbin Shares. CSOS is the owner of ninety percent (90%) the outstanding shares of Binbin Common Stock, free and clear of all Liens, encumbrances, and restrictions whatsoever. The remaining ten percent (10%) of the outstanding shares of Binbin Common Stock is owned by individuals included among the CSOS Shareholders.

h. Corporate Records. All of the books and records of each of CSOS and Binbin including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation. All reports, returns and statements currently required to be filed by either CSOS or Binbin with any government agency with respect to the business and operations of CSOS or Binbin have been filed or valid extensions have been obtained in accordance with normal procedures and all governmental reporting requirements have been complied with.

i. Governmental Consent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other non-U.S., U.S., state, county, local or other foreign governmental authority, instrumentality, agency or commission is required by or with respect to CSOS or Binbin in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

j. Taxes. Each of CSOS and Binbin has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith. There is no material claim for Taxes that is a Lien against the property of CSOS or Binbin other than Liens for Taxes not yet due and payable. All Taxes due and owing by either CSOS or Binbin have been paid. Neither CSOS or Binbin is the beneficiary of any extension of time within which to file any tax return.

k. Pending Actions. There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting CSOS, Binbin, or against Binbin’s Officers or Directors or the CSOS Shareholders that arose out of their operation of Binbin. Neither CSOS, Binbin any of Binbin’s Officers or Directors nor any of the CSOS Shareholders are subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a material adverse effect on the business of Binbin or CSOS.

l. CSOS Financial Statements. The CSOS Shareholders have delivered to DWMA the audited financial statements of CSOS for the year ended December 31, 2005 and the audited financial statements of Binbin for the years ended December 31, 2005 and 2004 (collectively, the “CSOS Financial Statements”). The CSOS Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles and present fairly in all material respects the financial condition of CSOS and Binbin as of the dates thereof. The CSOS financial statements have been reported on by an independent accountant registered with the PCAOB.

m. Absence Of Certain Changes Or Events. Since December 31, 2005:

(A) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Binbin or (ii) any damage, destruction, or loss to Binbin (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Binbin;

(B) Binbin has not (i) amended its Certificate of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Binbin; or (iv) made any material change in its method of management, operation, or accounting;

(C) to the knowledge of any of the CSOS Shareholders, Binbin has not become subject to any law or regulation which materially and adversely affects, or in the future is substantially likely to have a material adverse effect on Binbin.

n. Ownership of Assets. Except as specifically identified in the CSOS Financial Statements, Binbin has good, marketable title, without any Liens or encumbrances of any nature whatever, to all of the following, if any: its assets, properties and rights of every type and description, including, without limitation, all cash on hand and in banks, certificates of deposit, stocks, bonds, and other securities, good will, customer lists, its corporate name and all variants thereof, trademarks and trade names, copyrights and interests thereunder, licenses and registrations, pending licenses and permits and applications therefor, inventions, processes, know-how, trade secrets, real estate and interests therein and improvements thereto, machinery, equipment, vehicles, notes and accounts receivable, fixtures, rights under agreements and leases, franchises, all rights and claims under insurance policies and other contracts of whatever nature, rights in funds of whatever nature, books and records and all other property and rights of every kind and nature owned or held by Binbin as of this date. Except in the ordinary course of its business, Binbin has not disposed of any such asset since December 31, 2005.

o. No Interest in Suppliers, Customers, Creditors or Competitors. Except as specifically identified in the CSOS Financial Statements, neither the CSOS Shareholders nor any member of their families have any interest of any nature whatever in any supplier, customer, creditor or competitor of Binbin.

p. No Debt Owed to CSOS Shareholders. Except as specifically identified in the CSOS Financial Statements, neither CSOS nor Binbin owes any money, securities, or property to any of the CSOS Shareholders or any member of their families or to any company controlled by or under common control with such a person, directly or indirectly.

q. Intellectual Property and Intangible Assets. To the knowledge of any of the CSOS Shareholders, Binbin has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business. Binbin has not received any written notice that the rights of any other person are violated by the use by Binbin of the intellectual property. None of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of any of the CSOS Shareholders, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

r. Validity of the Agreement. This Agreement has been duly executed by the CSOS Shareholders and Binbin and constitutes the valid and binding obligation of each of them, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, the Certificate of Incorporation or Bylaws of either CSOS or Binbin, or any material agreement, lease, mortgage, bond, indenture, license or other material document or undertaking, oral or written, to which CSOS or Binbin or the CSOS Shareholders is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body; and the business now conducted by Binbin can continue to be so conducted after completion of the transaction contemplated hereby.

s. Compliance with Laws. Binbin’s operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations. Binbin Is not in violation of any law, ordinance or regulation of the People’s Republic of China or of any other jurisdiction. Binbin holds all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities (collectively, “Permits”) necessary or proper for the current use, occupancy or operation of its business, and all of the Permits are now in full force and effect.

t. Undisclosed Liabilities. Neither CSOS nor Binbin has any material liability except for (i) liabilities set forth in the CSOS Financial Statements, and (ii) liabilities that have arisen after December 31, 2005 in the ordinary course of business.

u. Investment Intent. The CSOS Shareholders (i) understand that the shares of DWMA common stock and preferred stock that they will receive pursuant to this Agreement have not been and will not be registered under the Securities Act or under any state securities laws, and are being transferred to them in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) are acquiring the shares solely for their own accounts for investment purposes and not with a view to the distribution thereof, (iii) are sophisticated investors with knowledge and experience in business and financial matters, (iv) have received information concerning DWMA and have had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding DWMA shares, (v) are able to bear the economic risk and lack of liquidity inherent in holding DWMA shares, and (vi) are accredited investors as defined in Regulation D of the Securities Act of 1933.

v. Environmental Laws. Binbin (i) is in compliance with any and all Applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, and (iii) is in compliance with all terms and conditions of any such permit, license or approval where the failure to so comply would have, individually or in the aggregate, a material adverse effect on Binbin’s business.

5. Warranties and Representations of Binbin. In order to induce DWMA to enter into this Agreement and to complete the transaction contemplated hereby, Binbin warrants and represents to DWMA (i) that the warranties and representations set forth in Sections 4(e), 4(f), 4(m), 4(n), 4(q), 4(s) and 4(v) of this Agreement are true and correct and (ii) that the warranties and representations set forth in Sections 4(g), 4(h), 4(i), 4(j), 4(k), 4(l), 4(p), 4(r) and 4(t) are true and correct as they relate to Binbin. Binbin makes no representation or warranty regarding CSOS except that CSOS is the holder of 90% of the outstanding capital stock of Binbin.

6. Warranties and Representations of DWMA. In order to induce the CSOS Shareholders to enter into this Agreement and to complete the transaction contemplated hereby, DWMA warrants and represents to the CSOS Shareholders that:

a. Organization and Standing. DWMA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DWMA is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. The copies of the Certificate of Incorporation and Bylaws of DWMA previously delivered to the CSOS Shareholders are true and complete as of the date hereof.

b. Capitalization. DWMA’s entire authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value, and 2,000,000 shares of preferred stock, $.001 par value. At the Closing there will be 6,599,878 shares of DWMA Common Stock issued and outstanding and no shares of Preferred Stock outstanding. The relative rights and preferences of DWMA’s equity securities are set forth on the Certificate of Incorporation, as amended, and DWMA’s Bylaws. At the Closing, there will be no other voting or equity securities outstanding, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which DWMA is bound, calling for the issuance of any additional shares of common stock or preferred stock or any other voting or equity security, except that there will be outstanding warrants to purchase 165,000 shares at $.50, 46,407 shares at $1.60 and 120,000 shares at $7.50, all of which expire in May and February 2007.

c. Corporate Records. All of DWMA’s books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation; all of said books and records will be delivered to DWMA’s new management at the Closing.

d. DWMA Financial Condition. On the Closing Date DWMA will have cash and collectible accounts receivable with an aggregate value of no less than Fifty Thousand Dollars ($50,000). On the Closing Date DWMA will have no liabilities of any kind or nature, fixed or contingent, other than the liabilities identified in the email from Cynthia Smith to Peter Zhou dated April 5, 2006.

e. Significant Agreements. At the Closing DWMA will not be bound by any contract, agreement, lease, commitment, guarantee or arrangement of any kind other than the consulting agreement and employment agreements referred to in Section 8b(F) of this Agreement.

f. Taxes. DWMA has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith. There is no material claim for Taxes that is a Lien against the property of DWMA other than Liens for Taxes not yet due and payable.

g. Pending Actions. There are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting DWMA or against DWMA’s Officers or Directors that arose out of their operation of DWMA. DWMA is not subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body.

h. Validity of the Agreement. All corporate and other proceedings required to be taken by DWMA in order to enter into and to carry out this Agreement have been duly and properly taken. This Agreement has been duly executed by DWMA, and constitutes a valid and binding obligation of DWMA except to the extent limited by applicable bankruptcy reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, DWMA’s Certificate of Incorporation or Bylaws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which DWMA is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

i. Trading Status. DWMA’s common stock is quoted for trading on the OTC Bulletin Board, with the symbol “DWMA.” DWMA has not received any notice of action by the OTC Bulletin Board contemplating a delisting of DWMA.

j. SEC Status. The common stock of DWMA is registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934. DWMA has filed all reports required by the applicable regulations of the SEC. All of the filings by DWMA under the Exchange Act within the past four years were true, correct and complete in all material respects when filed, were not misleading and did not omit to state any material fact which was necessary to make the statements contained in such public filings not misleading in any material respect.

k. Compliance with laws. DWMA’s operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations. DWMA is not in violation of any Applicable Law.

7. Pre-Closing Covenants.

a. Tax-Free Exchange. The Parties intend that the transactions contemplated by this Agreement qualify as a tax-free exchange under Section 351 of the United States Internal Revenue Code. The Parties will take the position for all purposes that the said transactions qualify under said Section 351.

b. Announcement. Prior to the Closing, no Party hereto nor CSOS or Binbin shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. The Parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law. Upon execution of this Agreement, DWMA shall issue a press release, which shall be approved by the CSOS Shareholders.

c. Access to Information

(A) Inspection by CSOS. DWMA will make available for inspection by CSOS, during normal business hours, all of DWMA’s records (including tax records), books of account, premises, contracts and all other documents in DWMA’s possession or control that are reasonably requested by CSOS to inspect and examine the business and affairs of DWMA. DWMA will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of CSOS concerning the business and affairs of DWMA. CSOS will treat and hold as confidential any information it receives from DWMA in the course of the reviews contemplated by this Section 7c(A). No examination by CSOS will, however, constitute a waiver or relinquishment by the CSOS Shareholders of their rights to rely on DWMA’s covenants, representations and warranties made herein or pursuant hereto.

(B) Inspection by DWMA. The CSOS Shareholders will cause CSOS and Binbin to make available for inspection by DWMA, during normal business hours and in a manner so as not to interfere with normal business operations, all of CSOS’s and Binbin’s records (including tax records), books of account, premises, contracts and all other documents in CSOS’s or Binbin’s possession or control that are reasonably requested by DWMA to inspect and examine the business and affairs of Binbin and CSOS. The CSOS Shareholders will cause the managerial employees of CSOS and Binbin and their regular independent accountants to be available upon reasonable advance notice to answer questions of DWMA concerning the business and affairs of Binbin and CSOS. DWMA will treat and hold as confidential any information it receives from Binbin and CSOS in the course of the reviews contemplated by this Section 7c(B). No examination by DWMA will, however, constitute a waiver or relinquishment by DWMA of its rights to rely on the CSOS Shareholders’ covenants, representations and warranties made herein or pursuant hereto.

8. Conditions Precedent to Closing.

a. Conditions Precedent to Obligations of CSOS Shareholders. The obligations of the CSOS Shareholders under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(A) DWMA’s representations and warranties contained herein shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, and the President and the Chief Financial Officer of DWMA shall each have delivered to the CSOS Shareholders a certification to such effect.

(B) DWMA shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the time of the Closing.

(C) DWMA shall have filed with the Secretary of State of the State of Delaware a Certificate of Designation of the Series A Convertible Preferred Stock in the form annexed hereto as Exhibit A.

(D) Based on information provided by the CSOS Shareholders, DWMA shall have filed with the SEC an information statement compliant with SEC Rule 14f-1, and shall have mailed the information statement to its shareholders at least ten days before the Closing Date, and shall not have received any comments thereon from the SEC.

(E) DWMA’s common stock will be listed for trading on the OTC Bulletin Board, and bid and asked quotations shall be posted as of the Closing Date.

(F) The CSOS Shareholders shall have completed to their own satisfaction due diligence with respect to DWMA.

(G) The assets and liablities of DWMA shall be as set forth in Section 6(d) of this Agreement. In addition, DWMA shall have filed all applicable income tax returns with respect to fiscal year 2005 and shall have paid any taxes due thereon.

(H) There shall be 6,599,878 shares of DWMA common stock and no shares of DWMA preferred stock issued and outstanding; and there shall be no other voting or equity securities outstanding, and, except for the commitments made by DWMA to the CSOS Shareholders under this Agreement, there shall be no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which DWMA is bound calling for the issuance of any additional shares of common stock or preferred stock or any other voting or equity security, other than as recited in Section 6(b) hereof.

(I) All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to the CSOS Shareholders and their counsel, and the CSOS Shareholders and their counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

b. Conditions Precedent to Obligations of DWMA. The obligations of the DWMA under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(A) The representations and warranties of the CSOS Shareholders contained herein shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, and the President and the Chief Financial Officer of CSOS shall each have delivered to DWMA a certification to such effect.

(B) The representations and warranties of Binbin contained herein shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, and the Chairman of Binbin shall have delivered to DWMA a certification to such effect.

(C) The CSOS Shareholders shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

(D) DWMA shall have completed to its own satisfaction due diligence with respect to CSOS and Binbin.

(E) Since the date of this Agreement, neither CSOS nor Binbin shall have suffered any material adverse event.

(F) DWMA shall have entered into a six month employment agreement with Gerald Montiel followed by a six month consulting agreement, both providing for payment of fees and reimbursements totaling $4,000 per month, and a six month employment agreement with Javier Vidrio on terms acceptable to CSOS.

(F) The CSOS Shareholders shall have delivered to DWMA, at least fifteen days prior to the Closing, the information required to be included in the Rule 14f-1 information statement referred to in Section 8a(D) of this Agreement.

(G) The CSOS Shareholders shall have delivered to DWMA, prior to the Closing, a draft Current Report on Form 8-K containing the information that DWMA shall be required to file with the SEC within four business days after the Closing.

(H) All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to DWMA and its counsel, and DWMA and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

9. Deliveries at Closing.

a. At the Closing the CSOS Shareholders shall deliver to DWMA the following:

A. Certificates for the outstanding shares of CSOS duly endorsed for transfer to DWMA.

B. The Certification of the President and Chief Financial Officer of CSOS described in Section 8b(A) hereof.

C. The Certification of the Chairman of Binbin described in Section 8b(B) hereof.

D. A certificate of good standing issued by the Secretary of State of the State of Delaware with respect to CSOS within seven days prior to the closing date.

E. A copy of the Foreign Exchange Registration filed by Binbin with the government of the People’s Republic of China.

b. At the Closing, DWMA shall deliver to the CSOS Shareholders the following:

A. Certificates for Ten Million One Hundred Forty-Two Thousand Eight Hundred and Eighty-Nine (10,142,889) shares of DWMA common stock and five hundred thousand (500,000) shares of Series A Preferred Stock in the names and individual quantities specified on Schedule 2a hereto.

B. The Certifications of the President and Chief Financial Officer of DWMA described in Section 8a(A) hereof.

C. A certificate of good standing issued by the Delaware Secretary of State with respect to DWMA within seven days prior to the Closing Date.

E. A certification signed by the Secretary of DWMA attesting to the adoption and continuing effectiveness of resolutions of the DWMA Board of Directors (i) ratifying and approving this Agreement, and (ii) electing Mr. Wei Chenghui and Brian Zucker to serve as the sole members of the DWMA Board of Directors effective on the completion of the Closing.

F. The resignations of all of the officers and directors of DWMA effective on the completion of the Closing.

G. All books and records of DWMA.

10. Termination. This Agreement may be terminated at any time before or at Closing, by:

a. The mutual agreement of the Parties;

b. Any Party if any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement or any material component thereof.

c. DWMA, if the CSOS Shareholders shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within five (5) business days after the giving of written notice by DWMA to the CSOS Shareholders;

d. The CSOS Shareholders, if DWMA shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this

Agreement, and the breach cannot be or has not been cured within five (5) business days after the giving of written notice by the CSOS Shareholders to DWMA; or

e. Without any action on the part of the Parties if required by Applicable Law or if the Closing shall not have occurred on or prior to April 30, 2006.

Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred and no party shall be liable to the other for such costs and expenses.

11. Restriction on Resale. The DWMA Common Shares and the Series A Preferred Stock to be issued by DWMA to the CSOS Shareholders hereunder at the Closing will not be registered under the Securities Act of 1933, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of within the United States of America until: (i) a registration statement with respect to such securities is declared effective under the Securities Act of 1933, or (ii) DWMA receives an opinion of counsel for the stockholders, reasonably satisfactory to counsel for DWMA, that an exemption from the registration requirements of the Securities Act of 1933 is available.

The certificates representing the shares which are being issued to the CSOS Shareholders pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR DICKIE WALKER MARINE, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DICKIE WALKER MARINE, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

12. Confidentiality. DWMA, on the one hand, and each of the CSOS Shareholders, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 6c hereof (except for any information disclosed to the public pursuant to a press release authorized by the Parties) and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time, or (vi) in connection with any arbitration proceeding hereunder pursuant to Section 13.

13. Applicable Law; Arbitration.

a. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

b. Arbitration. Any controversy or claim among the Parties arising out of or relation to this Agreement or arising in connection with any breach hereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any award rendered in any arbitration hereunder or in connection herewith shall be final and binding on the Parties and judgment upon such award shall be rendered in any court of competent jurisdiction. Any arbitration shall be held in the City of San Diego, California. A single arbitrator shall conduct all arbitrations.

14. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given or made as follows:

(a) If sent by an overnight air courier with a national reputation, 2 business days after being sent;

(b) If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c) If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to the CSOS Shareholders, to:

China Stationary and Office Supply, Inc.

c/o American Union Securities

100 Wall Street, 15th Floor

New York, NY 10005

Attention: Mr. David Zhou

Facsimile: (212) 785-5867

with a copy to (which shall not constitute notice):

Robert Brantl, Esq.

322 4th Street

Brooklyn, NY 11205-2805

Facsimile: (718) 965-4042

If to DWMA, to:

Mr. Gerald Montiel, CEO

Dickie Walker Marine, Inc.

2907 Shelter Island Drive

San Diego, CA 92106

Facsimile: 858-456-9653

with a copy to (which shall not constitute notice):

Cynthia R. Smith, Esq.

1660 Lincoln St., Suite 1700

Denver, CO 80264

Facsimile: 303-832-4884

Each Party may change its address by written notice in accordance with this Section.

15. Covenant of Cooperation. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16. Assignment; Binding Effect. This Agreement, including both its obligations and benefits, shall inure to the benefit of, and be binding on the respective permitted assigns, transferees and successors of the parties. This Agreement may not be assigned or transferred in whole or in part by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

17. Rules of Construction. The Parties agree that each of them has been represented by counsel during the negotiation and execution of this Agreement and, therefore, each of them waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

18. Counterparts; Translations. This Agreement may be executed in multiple facsimile counterparts. Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year written on the first page.

DICKIE WALKER MARINE, INC.		NINGBO BINBIN STATIONERY COMPANY, LTD.

By:	/s/ GERALD MONTIEL	By:	/s/ CHENGHUI WEI
	Gerald Montiel, Chief Executive Officer		Chenghui Wei, Chairman

CHINA STATIONARY AND OFFICE SUPPLY, INC. SHAREHOLDERS:

/s/ WEI CHENGHUI	/s/ CHENGZHAO WEI
Wei Chenghui	Chengzhao Wei

/s/ BIN WEI	/s/ JUFEN HU
Bin Wei	Jufen Hu

/s/ HAUQIN ZHOU	/s/ SUN JIE
Hauqin Zhou	Sun Jie

/s/ ZHENG ZUOYI	/s/ ZHU XUANZHONG
Zheng Zuoyi	Zhu Xuanzhong

/s/ HUANG SONGYI	/s/ LIU XIAOMING
Huang Songyi	Liu Xiaoming

/s/ JOHN C. LEO	/s/ LONG YUJUN
John C. Leo	Long Yujun

/s/ HAINING ZHANG	/s/ LORA LEI FENG
Haining Zhang	Lora Lei Feng

American Union Securities, Inc.

/s/ LIU JIANHUA	By:	/s/ JOHN C. LEO
Liu Jianhua		John C. Leo, President

Warner Technology & Investment Corp.

By:	/s/ HUAKANG ZHOU
Huakang Zhou, President